UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2004

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its character)

New Jersey	0-6132	22-1760285
State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

150 Clove Road, Little Falls, NJ		07424
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 973-890-7220

(Former name or former address, if changed since last report)

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers

Effective as of August 30, 2004, Andrew A. Krakauer (age 49)  commenced employment as the Company’s Executive Vice President and Chief Operating Officer, a newly created position.  Mr. Krakauer will serve pursuant to a three-year employment agreement (the “Employment Agreement”) that expires on August 31, 2007.  The Employment Agreement provides for (i) an annual base salary of $275,000, subject to annual increases equal to the greater of 5% or a cost of living formula and (ii) annual incentive compensation, ranging from 30% to 70% of base salary, if the Company’s “Adjusted Pre-tax Income” meets or exceeds at least 90% of the Company’s “Budgeted Pre-tax Income” (as such terms are defined in the Agreement).  In addition, on August 30, 2004 Mr. Krakauer was granted stock options under the Company’s 1997 Employee Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $25.72, the fair market value of the shares on the date of grant, and having a five-year term.  In the event Mr. Krakauer elects to terminate his employment within ninety (90) days following a “Change In Control” (as defined in the Agreement), Mr. Krakauer will be entitled to receive an amount equal to one hundred fifty percent (150%) of his base salary and bonus paid or accrued with respect to the most recently completed contract year (or $275,000 if the Change of Control occurs during the first contract year).  The Agreement contains a non-competition provision applicable for two years following termination of Mr. Krakauer’s employment.

Prior to joining the Company, Mr. Krakauer served from 1998 to 2004 as President of the Ohmeda Medical Division of Instrumentarium Corp., now a part of GE Healthcare.  Ohmeda Medical, an innovator in the area of infant care products, is a leading worldwide supplier of infant incubators and radiant warmers.

Item 9.01                                                 Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           The following exhibit is filed herewith:

(1)                                  Employment Agreement dated as of August 30, 2004 between the Company and Andrew Krakauer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/James P. Reilly
James P. Reilly, President

Dated:  September 2, 2004